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            Consent of Independent Registered Public Accounting Firm
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The Board of Directors of ICAP Funds, Inc. and
The Board of Directors of Eclipse Funds, Inc.:

We consent to the use of our reports dated February 26, 2007, and December 21, 2006, with respect to the financial statements of the MainStay ICAP Equity Fund, one of the funds comprising the ICAP Funds, Inc., as of December 31, 2006, and MainStay All Cap Value Fund, one of the funds comprising Eclipse Funds, Inc., as of October 31, 2006, respectively, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Financial Highlights of ICAP Equity Fund" and "Representations and Warranties" in the Proxy Statement/Prospectus in this Registration Statement on Form N-14.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 10, 2007